EXHIBIT 5.1

February 5, 2003

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, California 90703

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 of IMPCO Technologies, Inc., a Delaware corporation (the “Company”), to be filed on or about December 20, 2002 with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended, of 2,309,470 shares (the “Shares”) of the Company’s common stock, $.001 par value per share. We have further examined the amendment to the registration statement on Form S-3/A, SEC File No. 333-102068 filed with the Securities and Exchange Commission on February 5, 2002 (as so amended, the “Registration Statement”). The Shares may be sold to the public by the selling stockholders named in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares. We are of the opinion that the Shares have been duly authorized and have been legally issued, are fully paid and are nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Davis Wright Tremaine LLP